EXHIBIT 5.1


                                                   December 10, 1997


The Board of Directors of
   First Lehigh Corporation
Thirty Three Rock Hill Road
Bala Cynwyd, PA  19004

Gentlemen:

     We have acted as counsel to First Lehigh Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 159,000 shares (the "Shares") of Common Stock, $.01 par value, of the Company, pursuant to the Company's 1989 Equity Incentive Plan and the Company's Nonqualified Stock Option Plan (the "Plans").

     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

     Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the respective Plans, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the use of this opinion in the Registration Statement.

                                          Sincerely,


                                          /s/ DUANE, MORRIS & HECKSCHER LLP
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